Exhibit 99.3

REMOVAL OF DIRECTORS AND OFFICERS

NEW YORK, November 21, 2011 – Jintai Mining Group, Inc. (the “Company”) announced on November 21, 2011 that Suk Joo Sung, as a member of the Company’s Board of Directors, Compensation Committee, and Nominating and Governance Committee, and Cha Hwa Chong, as a member of the Company’s Board of Directors, and as a chairman of the Company’s Audit Committee, were removed from their positions without cause, effective as of November 15, 2011. Danny T.N. Ho was removed without cause as Chief Operating Officer as of November 15, 2011. The employment agreement between the Company and Mr. Ho had been terminated. The Company, and Mr. Sung, Mr. Chong, and Danny T.N. Ho, do not have any disagreements.

Company Contact:

/s/ Kuizhong Cai

 Kuizhong Cai

Chairman of the Board of Directors

(86 778) 220-5911